Exhibit 10.2

Summary of Terms — Letter of Credit Facility

Account Party:	Alterra Bermuda Limited
Facility Amount: Letter of Credit fee:
GBP 30,000,000
Uncommitted
Fees will be payable quarterly in arrears and will be based on the type of collateral used as per Schedule 1 of the Pledge Agreement.
(A) Cash: 15 basis points per annum
(B) Government & Agency Securities: 25 basis points per annum
(C) Corporate Bonds: 50 basis points per annum

Facility:	Letter of Credit facility will be available in US, Canadian dollars and British Pounds Sterling. Other currencies available with appropriate currency margins as defined in the Pledge Agreement.
Purpose of facility:	To provide Letters of Credit in support of the Account Party’s Funds at Lloyds (FAL) as well as Credit for Reinsurance obligations.
Maturity date of each Letter of Credit:
The maximum tenor of each Letter of Credit will be up to 5 years inclusive of any notice period to the beneficiaries.
Each Letter of Credit, if requested by the Account Party, may include a clause to the effect that the Letter of Credit will automatically be extended for successive periods that may vary from time to time but which in no event is greater than 1 calendar year.

Facility collateral monitoring: Letter of Credit issuer:	Citibank Europe Plc. Citibank N.A.
Collateral: Documentation: Legal Expenses:
The Account Party will provide collateral over a Charged Portfolio
(as defined in the Pledge Agreement). Collateral will be held with
Bank of New York Mellon.
The Facility shall remain subject to the following executed
documentation (each as amended, varied, supplemented, novated or assigned as the case may be) and comprising the following:-
Form 3 — Master Reimbursement Agreement,
Pledge Agreement,
Collateral Account Control Agreement,
Bank Mandate; and
Contingent communications documents.
All Citibank’s legal costs will be for the Account Party.

______________________ __________________ Alterra Bermuda Limited Citibank Europe plc By: By: Title: Title: